Exhibit 2.2

Cooper Hunting Industries, Inc.
By Laws

THIS OPERATING AGREEMENT is made and entered into effective December 4, 2008, by Daniel Earl Cooper, Stephanie Anne Cooper and Timothy Lee Durant collectively referred to in this agreement as "Directors".

SECTION 1

A Tennessee Corporation

1.1	Effective December 4, 2008 the Directors form a C Corporation under the name Cooper Hunting Industries, Inc. on the terms and conditions in this Operating Agreement and pursuant to the laws of the State of Tennessee. The Members agree to file with appropriate agency within the State of Tennessee charged with processing and maintaining such records all documentation required for the formation of the Company. The rights and obligations of the parties are as provided in the Act except as otherwise expressly provided in this Agreement.

1.2	The business of the Company will be conducted under the name Cooper Hunting Industries. Inc. or such other name upon which the Directors may unanimously may agree.

1.3	The purpose of the Company is to engage in any lawful act or activity for which a Corporation may be formed within the State of Tennessee.

1.4	The Company will maintain its principal business office within the State of Tennessee at the following address: 540 Bill Lamb Lane, Cottage Grove, TN 38224

1.5	Daniel Earl Cooper is the Company's initial registered agent in the State of Tennessee, and the registered office is 540 Bill Lamb Lane, Cottage Grove, TN 38224.

1.6	The term of the Company commences on December 4, 2008 and shall continue perpetually unless sooner terminated as provided in this Agreement.

1.7	The Directors' names and addresses are attached as Schedule 1 to this Agreement.

1.8	Except as otherwise expressly provided in this Agreement, no additional stock holders may be admitted to the Company through issuance by the company of a new interest in the Company without the prior unanimous written consent of the Directors.

SECTION 2

CAPITAL CONTRIBUTIONS

2.1	The Directors agree to the sell of stoke for the initial capital needed to facilitate operations.

2.2	No Director shall be obligated to make any contribution to the Company's capital without the prior unanimous written consent of the Directors.

2.3	Directors are not entitled to interest or other compensation for or on account of their capital contributions except to the extent, if any, expressly provided in this Agreement.

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SECTION 3

CAPITAL CONTRIBUTIONS

3.1	For financial accounting and tax purposes, the Company's net profits or net losses shall be determined on an quarterly basis as set forth in accordance with U.S. Department of the Treasury Regulation 1.704-1.

3.2	The Members shall determine and distribute available funds quarterly or at more frequent intervals as they see fit. Available funds, as referred to herein, shall mean the net cash of the Company available after appropriate provisions for expenses and liabilities, as determined by the Managers. Distribution in liquidation of the Company or in liquidation of a Member's interest shall be made in accordance with the positive capital account balances pursuant to U.S. Department of the Treasury Regulation 1.704.1 (b)(2)(ii) (b)(2). To the extent a Member shall have a negative capital account balance, there shall be a qualified income offset, as set forth in U.S. Department of the Treasury Regulation 1.704-1 (b)(2)(ii)(d).

3.3	No Member has any right to any return of capital or other distribution except as expressly provided in this Agreement. No Member has any drawing account in the Company.

SECTION 4

INDEMNIFICATION

The Company shall indemnify any person who was or is a party defendant or is threatened to be made a party defendant, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Director of the Company, Manager, employee or agent of the Company, or is or was serving at the request of the Company, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the Directors determine that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action proceeding, has no reasonable cause to believe his/her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of "no lo Contend ere" or its equivalent, shall not in itself create a presumption that the person did or did not act in good faith and in a manner which he reasonably believed to be in the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was lawful.

SECTION 5

POWERS AND DUTIES OF DIRECTORS

5.1	Management of Company

5.1.1	The Directors, within the authority granted by the terms of this Agreement shall have the complete power and authority to manage and operate the Company and make all decisions affecting its business and affairs.

5.1.2	Except as otherwise provided in this Agreement, all decisions and documents relating to the management and operation of the Company shall be made by a Majority in interest of the members.

5.1.3	Third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of a Majority in interest of the Directors to manage and operate the business and affairs of the Company.

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5.2	Whenever in this Agreement reference is made to the decision, consent, approval, judgment, or action of the Directors, unless otherwise expressly provided in this Agreement, such decision, consent, approval, judgment, or action shall mean a Majority of the Directors.

5.3	A Director has no power to withdraw from the Company, except as otherwise provided in Section 8.

SECTION 6

SALARIES, REIMBURSEMENT, AND PAYMENT OF EXPENSES

6.1	All expenses incurred in connection with organization of the Company will be paid by the Company.

6.2	No salary will be paid to a Director for the performance of his or her duties under this Agreement unless the salary has been approved in writing by a Majority of the Directors.

6.3	The Company may obtain legal and accounting services to the extent reasonably necessary for the conduct of the Company's business.

SECTION 7

BOOKS OF ACCOUNT, ACCOUNTING REPORTS, TAX RETURNS,

FISCAL YEAR, BANKING

7.1	The Company will use the method of accounting previously determined by the Directors for financial reporting and tax purposes.

7.2	The fiscal year and the taxable year of the Company is the calendar year.

7.3	The Company will maintain a Capital Account for each Director on a cumulative basis in accordance with federal income tax accounting principles.

7.4	All funds of the Company will be deposited in a separate bank account or in an account or accounts of a savings and loan association in the name of the Company as determined by a Majority of the Directors. Company funds will be invested or deposited with an institution, the accounts or deposits of which are insured or guaranteed by an agency of the United States government.

SECTION 8

TRANSFER OF MEMBERSHIP INTEREST

8.1	Except as otherwise permitted in this Agreement, no Director may voluntarily or involuntarily transfer, sell, convey, encumber, pledge, assign, or otherwise dispose of (collectively, "Transfer") an interest in the Company without the prior written consent of a majority of the other non-transferring Directors determined on a per capita basis.

8.2	Notwithstanding Section 8.1, a Director may transfer all or any part of the Director's interest in the Company (the "Interest") as follows:

8.2.1	The Director desiring to transfer his or her stock first must provide written notice (the "Notice") to the other Directors, specifying the price and terms on which the Director is prepared to sell the stock (the "Offer").

8.2.2	For a period of 30 days after receipt of the Notice, the Directors may acquire all, but not less than all, of the Interest at the price and under the terms specified in the Offer. If the other Directors desiring to acquire the Interest cannot agree among themselves on the allocation of the Interest among them, the allocation will be proportional to the Ownership Interests of those Directors desiring to acquire the Interest.

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8.2.3	Closing of the sale of the Interest will occur as stated in the Offer; provided, however, that the closing will not be less than 45 days after expiration of the 30-day notice period.

8.2.4	If the other Members fail or refuse to notify the transferring Director of their desire to acquire all of the Interest proposed to be transferred within the 30-day period following receipt of the Notice, then the Directors will be deemed to have waived their right to acquire the Interest on the terms described in the Offer, and the transferring Director may sell and convey the Interest consistent with the Offer to any other person or entity; provided, however, that notwithstanding anything in Section 8.2 to the contrary, should the sale to a third person be at a price or on terms that are more favorable to the purchaser than stated in the Offer, then the transferring Director must re-offer the sale of the Interest to the remaining Members at that other price or other terms; provided, further, that if the sale to a third person is not closed within six months after the expiration of the 30-day period describe above, then the provisions of Section 8.2 will again apply to the Interest proposed to be sold or conveyed.

8.2.5	Notwithstanding the foregoing provisions of Section 8.2, should the sole remaining Director be entitled to and elect to acquire all the Interests of the other Directors of the Company in accordance with the provisions of Section 8.2, the acquiring Director may assign the right to acquire the Interests to a spouse, lineal descendent, or an affiliated entity if the assignment is reasonably believed to be necessary to continue the existence of the Company.

8.3	Any transfer in which the Transferee becomes a fully substituted Director is not permitted unless and until:

(1)	The transferor and assignee execute and deliver to the Company the documents and instruments of conveyance necessary or appropriate in the opinion of counsel to the Company to effect the transfer and to confirm the agreement of the permitted assignee to be bound by the provisions of this Agreement; and

(2)	The transferor furnishes to the Company an opinion of counsel, satisfactory to the Company, that the transfer will not cause the Company to terminate for federal income tax purposes or that any termination is not adverse to the Company or the other Directors.

8.4	On the death, adjudicated incompetence, or bankruptcy of a Director, unless the Company exercises its rights under Section 8.5, the successor in interest to the Director (whether an estate, bankruptcy trustee, or otherwise) will receive only the economic right to receive distributions whenever made by the Company and the Director's allocable share of taxable income, gain, loss, deduction, and credit (the "Economic Rights") unless and until a majority of the other Directors determined on a per capita basis admit the transferee as a fully substituted Director in accordance with the provisions of Section 8.3.

8.4.1	Any transfer of Economic Rights pursuant to Section 8.4 will not include any right to participate in management of the Company, including any right to vote, consent to, and will not include any right to information on the Company or its operations or financial condition. Following any transfer of only the Economic Rights of a Director's Interest in the Company, the transferring Director's power and right to vote or consent to any matter submitted to the Directors will be eliminated, and the Ownership Interests of the remaining Directors, for purposes only of such votes, consents, and participation in management, will be proportionately increased until such time, if any, as the transferee of the Economic Rights becomes a fully substituted Director.

8.5	Notwithstanding the foregoing provision of Section 8, the Directors covenant and agree that on the death of any Director, the Company, at its option, by providing written notice to the estate of the deceased Director within 180 days of the death of the Director, may purchase, acquire, and redeem the Interest of the deceased Director in the Company pursuant to the provision of Section 8.5.

8.5.1	The value of each Director's Interest in the Company will be determined on the date this Agreement is signed, and the value will be endorsed on Schedule 3 attached and made a part of this Agreement. The value of each Director's Interest will be re-determined unanimously by the Directors annually, unless the Directors unanimously decide to re-determine those values more frequently. The Directors will use their best efforts to endorse those values on Schedule 3. The purchase price for a decedent Director's interest conclusively is the value last determined before the death of such Director; provided, however, that if the latest valuation is more than two years before the death of the deceased Director, the provisions of Section 8.5.2 will apply in determining the value of the Director's Interest in the Company.

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8.5.2	If the Directors have failed to value the deceased Director's Interest within the prior two-year period, the value of each Director's Interest in the Company on the date of death, in the first instance, will be determined by mutual agreement of the surviving Directors and the personal representative of the estate of the deceased Director. If the parties cannot reach an agreement on the value within 30 days after the appointment of the personal representative of the deceased Director, then the surviving Directors and the personal representative each must select a qualified appraiser within the next succeeding 30 days. The appraisers so selected must attempt to determine the value of the Company Interest owned by the decedent at the time of death based solely on their appraisal of the total value of the Company's assets and the amount the decedent would have received had the assets of the Company been sold at that time for an amount equal to their fair market value and the proceeds (after payment of all Company obligations) were distributed in the manner contemplated in Section 8. The appraisal may not consider and discount for the sale of a minority Interest in the Company. In the event the appraisers cannot agree on the value within 30 days after being selected, the two appraisers must, within 30 days, select a third appraiser. The value of the Interest of the decedent in the Company and the purchase price of it will be the average of the two appraisals nearest in amount to one another. That amount will be final and binding on all parties and their respective successors, assigns, and representatives. The costs and expenses of the third appraiser and any costs and expenses of the appraiser retained but not paid for by the estate of the deceased Director will be offset against the purchase price paid for the deceased Director's Interest in the Company.

8.5.3	Closing of the sale of the deceased Director's Interest in the Company will be held at the office of the Company on a date designated by the Company, not be later than 90 days after agreement with the personal representative of the deceased Director's estate on the fair market value of the deceased Director's Interest in the Company; provided, however, that if the purchase price are determined by appraisals as set forth in Section 8.5.2, the closing will be 30 days after the final appraisal and purchase price are determined. If no personal representative has been appointed within 60 days after the deceased Director's death, the surviving Directors have the right to apply for and have a personal representative appointed.

8.5.4	At closing, the Company will pay the purchase price for the deceased Director's Interest in the Company. If the purchase price is less than $1,000.00, the purchase price will be paid in cash; if the purchase price is $1,000.00 or more, the purchase price will be paid as follows:

(1)	$1,000.00 in cash, bank cashier's check, or certified funds;

(2)	The balance of the purchase price by the Company executing and delivering its promissory note for the balance, with interest at the prime interest rate stated by primary banking institution utilized by the Company, its successors and assigns, at the time of the deceased Director's death. Interest will be payable monthly, with the principal sum being due and payable in three equal annual installments. The promissory note will be unsecured and will contain provisions that the principal sum may be paid in whole or in part at any time, without penalty.

8.5.5	At the closing, the deceased Director's estate or personal representative must assign to the Company all of the deceased Director's Interest in the Company free and clear of all liens, claims, and encumbrances, and, at the request of the Company, the estate or personal representative must execute all other instruments as may reasonably be necessary to vest in the Company all of the deceased Director's right, title, and interest in the Company and its assets. If either the Company or the deceased Director's estate or personal representative fails or refuses to execute any instrument required by this Agreement, the other party is hereby granted the irrevocable power of attorney which, it is agreed, is coupled with an interest, to execute and deliver on behalf of the failing or refusing party all instruments required to be executed and delivered by the failing or refusing party.

8.5.6	On completion of the purchase of the deceased Director's Interest in the Company, the Ownership Interests of the remaining Director s will increase proportionately to their then-existing Ownership Interests.

SECTION 9

DISSOLUTION AND WINDING UP OF THE COMPANY

9.1	The Company will be dissolved on the happening of any of the following events:

9.1.1	Sale, transfer, or other disposition of all or substantially all of the property of the Company;

9.1.2	The agreement of all of the Directors;

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9.1.3	By operation of law; or

9.1.4	The death, incompetence, expulsion, or bankruptcy of all Directors, or the occurrence of any event that terminates the continued membership of a Director in the Company, unless there are then remaining at least the minimum number of Directors required by law and all of the remaining Directors, within 120 days after the date of the event, elect to continue the business of the Company.

9.2	On the dissolution of the Company (if the Company is not continued), the Directors must take full account of the Company's assets and liabilities, and the assets will be liquidated as promptly as is consistent with obtaining their fair value, and the proceeds, to the extent sufficient to pay the Company's obligations with respect to the liquidation, will be applied and distributed, after any gain or loss realized in connection with the liquidation has been allocated in accordance with Section 3 of this Agreement, and the Directors' Capital Accounts have been adjusted to reflect the allocation and all other transactions through the date of the distribution, in the following order:

9.2.1	To payment and discharge of the expenses of liquidation and of all the Company's debts and liabilities to persons or organizations other than Directors;

9.2.2	To the payment and discharge of any Company debts and liabilities owed to Directors; and

9.2.3	To Directors in the amount of their respective adjusted Capital Account balances on the date of distribution; provided, however, that any then-outstanding Default Advances (with interest and costs of collection) first must be repaid from distributions otherwise allocable to the Defaulting Director pursuant to Section 9.2.3.

SECTION 10

GENERAL PROVISIONS

10.1	Amendments to this Agreement may be proposed by any Director. A proposed amendment will be adopted and become effective as an amendment only on the written approval of all of the Directors.

10.2	This Agreement and the rights and obligations of the parties under it are governed by and interpreted in accordance with the laws of the State of Tennessee (without regard to principles of conflicts of law).

10.3	This Agreement constitutes the entire understanding and agreement between the Directors with respect to the subject matter of this Agreement. No agreements, understandings, restrictions, representations, or warranties exist between or among the members other than those in this Agreement or referred to or provided for in this Agreement. No modification or amendment of any provision of this Agreement will be binding on any Director unless in writing and signed by all the Directors.

10.4	In the event of any suit or action to enforce or interpret any provision of this Agreement (or that is based on this Agreement), the prevailing party is entitled to recover, in addition to other costs, reasonable attorney fees in connection with the suit, action, or arbitration, and in any appeals. The determination of who are the prevailing party and the amount of reasonable attorney fees to be paid to the prevailing party will be decided by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided.

10.5	The parties agree to execute other documents reasonably necessary to further effect and evidence the terms of this Agreement, as long as the terms and provisions of the other documents are fully consistent with the terms of this Agreement.

10.6	If any term or provision of this Agreement is held to be void or unenforceable, that term or provision will be severed from this Agreement, the balance of the Agreement will survive, and the balance of this Agreement will be reasonably construed to carry out the intent of the parties as evidenced by the terms of this Agreement.

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10.7	The captions used in this Agreement are for the convenience of the parties only and will not be interpreted to enlarge, contract, or alter the terms and provisions of this Agreement.

10.8	All notices required to be given by this Agreement will be in writing and will be effective when actually delivered or, if mailed, when deposited as certified mail, postage prepaid, directed to the addresses first shown above for each Director or to such other address as a Director may specify by notice given in conformance with these provisions to the other Directors.

IN WITNESS WHEREOF, the parties to this Agreement execute this Operating Agreement as of the date and year first above written.

DIRECTORS:

/s/ Daniel Earl Cooper

Daniel Earl Cooper / President

/s/ Stephanie Anne Cooper

Stephanie Anne Cooper / Secretary

/s/ Timothy Lee Durant

Timothy Lee Durant / Vice President

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CORPORATE OPERATING AGREEMENT

FOR Cooper Hunting Industries, Inc.

LISTING OF DIRECTORS

As of the 4th day of December 2008, the following is a list of Directors of the Company:

NAME:	ADDRESS:

Daniel Earl Cooper	540 Bill Lamb Lane
Cottage Grove, TN 38224

Stephanie Anne Cooper	540 Bill Lamb Lane
Cottage Grove, TN 38224

Timothy Lee Durant	4604 Midlands Green
Flowery Branch, Georgia 30542

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